Exhibit 12(a)

Rachael M. Zufall Managing Director, Associate General Counsel 8500 Andrew Carnegie Blvd | 2nd Floor Mail Stop C2-04 Charlotte, NC 28262 T 704 988 4446 Rachael.zufall@nuveen.com

April 25, 2019

College Retirement Equities Fund
730 Third Avenue
New York, New York 10017-3206

Re:	College Retirement Equities Fund
Post-Effective Amendment No. 54 to
Registration Statement on Form N-3
(File Nos. 33-00480 and File No. 811-04415)

Ladies and Gentlemen:

I hereby consent to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information filed by the College Retirement Equities Fund (“CREF”) as part of Post-Effective Amendment No. 54 to the Registration Statement (File Nos. 33-00480 and 811-04415) on Form N-3 under the Securities Act of 1933 for certain individual, group, and tax-deferred variable annuity certificates offered and funded by CREF.

Sincerely,

/s/ Rachael M. Zufall
Rachael M. Zufall